Exhibit 99.1

NEWS RELEASE

Media Contacts:
Fred Kornberg, President and Chief Executive Officer
Robert G. Rouse, Chief Financial Officer
(631) 777-8900
info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES RECORD RESULTS
FOR FISCAL 2004 FOURTH QUARTER AND FULL YEAR

Melville, New York–September 22, 2004–Comtech Telecommunications Corp. (NASDAQ: CMTL) today reported record results for the fourth quarter and fiscal year ended July 31, 2004. Net sales for the fourth quarter of fiscal 2004 were a record $59.1 million, compared to $51.7 million in fiscal 2003.

Fourth quarter fiscal 2004 net income of $6.1 million, or $0.40 per diluted share, was also a new record and a significant increase over the fourth quarter fiscal 2003 net income of $3.6 million, or $0.27 per diluted share. The fourth quarter of fiscal 2004 included a charge of $0.9 million for acquired in-process research and development in connection with the acquisition of certain assets and liabilities of Memotec, Inc. in May 2004. Excluding the tax-effected impact of the in-process research and development charge, fourth quarter net income for fiscal 2004 was $6.7 million, or $0.44 per diluted share.

Earnings before interest, taxes, depreciation and amortization (EBITDA), after adjusting for the in-process research and development charge, were $12.0 million for the fourth quarter of fiscal 2004 versus $7.6 million for the same period in fiscal 2003. In addition, cash flows from operating activities for the fourth quarter of fiscal 2004 were $18.0 million, reversing the trend that we experienced earlier in the year associated with a build-up of accounts receivable. Cash flows from operating activities for the fourth quarter of fiscal 2003 were $7.6 million.

Net sales for fiscal 2004 soared past the $200 million mark for the first time in Comtech's history to $223.4 million as compared to $174.0 million in fiscal 2003, representing a 28% increase. This was on top of the 46% increase in sales from fiscal 2002 to fiscal 2003.

Fiscal 2004 net income of $21.8 million, or $1.42 per diluted share, was significantly higher than the fiscal 2003 net income of $9.7 million, or $0.80 per diluted share. The record level of earnings per share represents a 78% increase over the previous high set in fiscal 2003. Excluding the tax-effected impact of the in-process research and development charge, fiscal 2004 net income was $22.5 million, or $1.46 per share.

EBITDA, after adjusting for the in-process research and development charge, was $40.1 million for fiscal 2004 versus $23.1 million for fiscal 2003. Cash flows from operating activities for fiscal 2004 were $24.3 million, slightly lower than the $26.8 million in fiscal 2003. The decrease in fiscal 2004 was primarily the result of a $16.5 million increase in accounts receivable relating to the higher sales and the anticipated build-up of receivables on a contract in our telecommunications transmission segment.

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The record performance in the fourth quarter of fiscal 2004 was driven by continued strength in demand for our products, particularly in the telecommunications transmission and mobile data communications segments. In addition, the fourth quarter of fiscal 2004 was favorably impacted by a $1.7 million positive gross margin adjustment in our mobile data communications segment relating to increased funding and improved operating efficiencies on our Movement Tracking System (MTS) contract with the U.S. Army. Although the cumulative adjustment, which relates to activity in prior periods, was recorded in the fourth quarter of fiscal 2004, the positive developments driving the margin reassessment are also expected to result in improved margins on this contract going forward. Our RF microwave amplifier segment reported a loss of $0.4 million for the fourth quarter of fiscal 2004 primarily due to an estimated contract loss which is not expected to recur. Excluding the impact of the in-process research and development charge, Memotec operated at approximately break-even for the fourth quarter.

The significant improvement in profitability and operating margin during fiscal 2004 was driven by strong demand for our products, particularly in the telecommunications transmission and mobile data communications segments, as well as increased operating efficiencies associated with the increase in sales and leveraging of our in-house manufacturing capabilities. Fiscal 2004 net income was also favorably impacted by positive gross margin adjustments on certain contracts in our telecommunications transmission and mobile data communications segments. The cumulative impact of the adjustments recorded in fiscal 2004 that related to activity on these contracts in prior years was $1.9 million.

Backlog as of July 31, 2004 was $83.5 million compared to $100.1 million a year ago. Subsequent to July 31, 2004, we received a $77.0 million contract which will increase our backlog to nearly $160 million.

In commenting on the Company's performance during the fourth quarter of fiscal 2004, Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, “The fourth quarter of fiscal 2004 was another outstanding showing for Comtech. We posted record levels of sales, operating profit, net income and earnings per share as we continue to benefit from strong demand for our product offerings. In addition, we generated strong operating cash flow during the quarter.”

Mr. Kornberg added, “The record fourth quarter was a fitting finale to fiscal 2004 which was a remarkable year for Comtech. We were able to post significant sales growth accompanied by dramatic operating efficiencies despite the fact that fiscal 2003 was itself a year of tremendous growth and profitability. In addition, during fiscal 2004 we raised $105 million through a convertible notes offering which provides us with flexibility to fund future growth both organically and through acquisition.”

Mr. Kornberg concluded, “Most importantly, we remain optimistic across all three of our business segments for fiscal 2005. We believe fiscal 2005 is positioned to be another year of record sales and earnings.”

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions addressing commercial and government markets. The Company conducts its business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company offers specialized products, systems and services where it believes it has technological, engineering, systems design or other expertise that differentiate its product offerings.

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The Company has scheduled an investor conference call for 11:30 AM (ET) on Wednesday, September 22, 2004. Investors and the public are invited to access a live webcast of the conference call from the news section of the Comtech web site at www.comtechtel.com. A replay of the webcast will be available at the same location for 30 days following the conference call. Alternatively, investors can access the conference call by dialing (800) 540-0559 (domestic), or (785) 832-1508 (international) and using the conference I.D. of “Comtech.” A replay of the conference call will be available for seven days by dialing (402) 220-6983. In addition, an updated investor presentation, including earnings guidance, will be available on our web site shortly after the conference call.

Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the future performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties, which include the following:

•	Our operating results being difficult to forecast and subject to volatility;

•	Our inability to maintain our government business;

•	Our inability to keep pace with technological changes;

•	Our dependence on international sales;

•	The impact of a domestic or foreign economic slow-down and reduction in telecommunications equipment and systems spending on the demand for our products, systems and services;

•	Our mobile data communications business being in an early stage;

•	Our backlog being subject to cancellation or modification;

•	Our dependence on component availability, subcontractor availability and performance by key suppliers;

•	Our fixed price contracts being subject to risk;

•	The impact of adverse regulatory changes on our ability to sell products, systems and services;

•	The impact of prevailing economic and political conditions on our businesses;

•	Whether we can successfully integrate and assimilate the operations of acquired businesses;

•	The impact of the loss of key technical or management personnel;

•	The highly competitive nature of our markets;

•	Our inability to protect our proprietary technology;

•	Our operations being subject to environmental regulation;

•	The impact of recently enacted and proposed changes in securities laws and regulations on our costs;

•	The impact of terrorist attacks and threats, and government responses thereto, and threats of war on our businesses;

•	Our inability to satisfy our debt obligations, including the recently issued convertible senior notes;

•	The inability to effectuate a change in control of the Company due to provisions in its Corporate documents, stockholders' rights plan and Delaware law;

•	Our stock price being volatile; and

•	Our current intention not to declare or pay any cash dividends.

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COMTECH TELECOMMUNICATIONS CORP.
Consolidated Statements of Operations

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2004	2003	2004	2003
Net sales	$59,056,000	51,683,000	223,390,000	174,035,000
Costs of sales	33,726,000	33,676,000	135,858,000	114,317,000

Gross profit	25,330,000	18,007,000	87,532,000	59,718,000

Operating expenses:
Selling, general and administrative	9,863,000	8,075,000	36,016,000	28,045,000
Research and development	4,709,000	3,502,000	15,907,000	12,828,000
In-process research and development	940,000	—	940,000	—
Amortization of intangibles	569,000	499,000	2,067,000	2,039,000

Total operating expenses	16,081,000	12,076,000	54,930,000	42,912,000

Operating income	9,249,000	5,931,000	32,602,000	16,806,000
Other expenses (income):
Interest expense	675,000	744,000	1,425,000	2,803,000
Interest income	(378,000)	(88,000)	(921,000)	(275,000)

Income before provision for income taxes	8,952,000	5,275,000	32,098,000	14,278,000
Provision for income taxes	2,864,000	1,688,000	10,271,000	4,569,000

Net income	$6,088,000	3,587,000	21,827,000	9,709,000

Basic income per share	$0.43	0.30	1.55	0.85

Diluted income per share	$0.40	0.27	1.42	0.80

Weighted average number of common shares Outstanding—Basic	14,226,000	11,857,000	14,119,000	11,445,000
Potential dilutive common shares	978,000	1,302,000	1,261,000	748,000

Weighted average number of common and common equivalent shares outstanding assuming dilution —Diluted	15,204,000	13,159,000	15,380,000	12,193,000

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Non-GAAP Financial Measures

EBITDA and the other non-GAAP operating measures presented below are used by management in assessing the Company's operating results and ability to meet debt service requirements. These non-GAAP measures are frequently requested by the Company's investors and analysts. The Company believes that investors and analysts may use these non-GAAP measures, along with other information contained in its SEC filings, in assessing the Company's operating results and ability to generate cash flow and service debt.

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2004	2003	2004	2003
Reconciliation of Non-GAAP Net Income to GAAP Net Income:
Non-GAAP net income	$6,727,000	3,587,000	22,466,000	9,709,000
In-process research and development charge, net of income taxes	(639,000)	—	(639,000)	—

GAAP net income	$6,088,000	3,587,000	21,827,000	9,709,000

Reconciliation of Adjusted EBITDA to GAAP Net Income:
Adjusted EBITDA	$11,965,000	7,572,000	40,056,000	23,064,000
Net interest expense	(297,000)	(656,000)	(504,000)	(2,528,000)
Depreciation and amortization	(1,776,000)	(1,641,000)	(6,514,000)	(6,258,000)
Income taxes	(2,864,000)	(1,688,000)	(10,271,000)	(4,569,000)
In-process research and development charge	(940,000)	—	(940,000)	—

GAAP net income	$6,088,000	3,587,000	21,827,000	9,709,000

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COMTECH TELECOMMUNICATIONS CORP.
Consolidated Balance Sheets

	July 31,
Assets	2004	2003
Current assets:
Cash and cash equivalents	$163,292,000	48,617,000
Restricted cash	4,054,000	4,288,000
Accounts receivable, less allowance for doubtful accounts of $732,000 in 2004 and $912,000 in 2003	43,002,000	26,696,000
Inventories, net	39,758,000	34,048,000
Prepaid expenses and other current assets	1,817,000	1,742,000
Deferred tax asset—current	6,501,000	5,699,000

Total current assets	258,424,000	121,090,000
Property, plant and equipment, net	14,652,000	12,328,000
Goodwill	18,721,000	17,726,000
Intangibles with definite lives, net of accumulated amortization of $6,787,000 in 2004 and $4,720,000 in 2003	10,706,000	11,353,000
Deferred financing costs, net	3,541,000	—
Other assets, net	346,000	390,000
Deferred tax asset—non-current	—	1,363,000

Total assets	$306,390,000	164,250,000

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of capital lease obligations	$234,000	899,000
Accounts payable	9,566,000	11,527,000
Accrued expenses and other current liabilities	20,515,000	13,267,000
Customer advances and deposits	7,290,000	2,491,000
Deferred service revenue	13,716,000	11,160,000
Interest payable	1,073,000	—
Income taxes payable	4,812,000	6,945,000

Total current liabilities	57,206,000	46,289,000
Convertible senior notes	105,000,000	—
Capital lease obligations, less current installments	158,000	393,000
Deferred tax liability—non-current	1,628,000	—

Total liabilities	163,992,000	46,682,000
Stockholders' equity:
Preferred stock, par value $.10 per share; shares authorized and unissued 2,000,000	—	—
Common stock, par value $.10 per share; authorized 30,000,000 shares, issued 14,371,335 shares in 2004 and 14,020,769 shares in 2003	1,437,000	1,402,000
Additional paid-in capital	110,435,000	107,573,000
Retained earnings	30,711,000	8,884,000

	142,583,000	117,859,000
Less:
Treasury stock (140,625 shares)	(185,000)	(185,000)
Deferred compensation	—	(106,000)

Total stockholders' equity	142,398,000	117,568,000

Total liabilities and stockholders' equity	$306,390,000	164,250,000

ECMTL

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